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                                                                    EXHIBIT 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE

For Further Information contact:    Dean Danner, President
                                    Jeff Nigl, Chief Financial Officer
                                    (262) 542-5600 * http://www.etcia.com
ETC ANNOUNCES SECOND QUARTER 2004 RESULTS

WAUKESHA, WISCONSIN, August 3, 2004
ELECTRONIC TELE-COMMUNICATIONS, INC.
OTC Bulletin Board - Symbol ETCIA

Electronic Tele-Communications, Inc. (ETC) today reported its second quarter 2004 results. Sales for the quarter were $1,022,982 compared to $628,466 for the 2003 second quarter. Net earnings were $22,153 or $0.01 per Class A common share, compared to a net loss of $238,829 or $0.10 per Class A common share for the second quarter of 2003.

Sales for the first six months of 2004 were $1,839,655, compared to 2003 six-month sales of $1,348,410. The loss for the first six months of 2004 was $72,897 or $0.03 per Class A Share, compared to a loss of $598,419 or $0.24 per Class A share for the first six months of 2003.

Commenting on the second quarter results, ETC President Dean Danner said, "Sales in 2004 continue to improve over the comparable periods in 2003. We believe that this modest sales improvement is an indication that our industry segment is slowly recovering and relieving some of its pent-up demand from over three years of recession. It is our hope that continued improvement in sales will enable ETC to be profitable in the upcoming quarters."

"The sales of existing inventory, coupled with our line of credit to purchase new inventory, have enabled ETC to meet our customer's delivery requirements within our cash flow capabilities. In addition, overhead and capital expenditures have been controlled. We believe these factors position ETC for continued improvement in 2004 assuming sales in our market segment improve."

Electronic Tele-Communications is a supplier of Voice Application Processing Platforms to domestic and foreign telephone utilities and of messaging systems to the commercial market. ETC's equipment provides a wide range of audio information and call handling services via telephone networks, computer networks, and the Internet. ETC, with corporate headquarters in Waukesha, Wisconsin also has operations in Norcross, Georgia.

Certain statements in this press release which are not historical facts are "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. Any "forward-looking" statements are provided in compliance with the "Safe Harbor" provision of the Private Securities Litigation Reform Act of 1995. "Forward-looking" statements involve a number of risks and uncertainties including, but not limited to, technology changes, backlog, acquisitions, status of the economy, governmental regulations, sources of supply, expense structure, product mix, major customers, level of order flow, competition, litigation, and other risk factors detailed in the Company's filings with the Securities and Exchange Commission. Investors are encouraged to consider the risks and uncertainties included in those filings.

                                    - MORE -


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Electronic Tele-Communications, Inc.

Statements of Operations:


                                                           (unaudited)                          (unaudited)
                                                        Three Months Ended                    Six Months Ended
                                                              June 30                             June 30
                                                       2004              2003              2004              2003
                                                    ---------         ---------         ---------         ---------
Net sales                                           1,022,982           628,466         1,839,655         1,348,410
Cost of products sold                                 548,466           383,342         1,000,852           824,693
Gross profit                                          474,516           245,124           838,803           523,717

Operating expenses:
 General and administrative                           150,880           162,527           314,715           344,606
 Marketing and selling                                192,004           191,525           377,897           409,739
 Research and development                             107,386           126,317           214,904           362,315
                                                      450,270           480,369           907,516         1,116,660

Earnings (loss) from operations                        24,246          (235,245)          (68,713)         (592,943)
Other income (expense)                                 (1,093)           (2,584)           (2,184)           (3,476)

Earnings (loss) before
 income taxes                                          23,153          (237,829)          (70,897)         (596,419)
Income taxes                                            1,000             1,000             2,000             2,000
Net earnings (loss)                                    22,153          (238,829)          (72,897)         (598,419)

Basic and diluted earnings (loss) per share:
  Class A common                                         0.01             (0.10)            (0.03)            (0.24)
  Class B common                                         0.01             (0.10)            (0.03)            (0.24)

Weighted average shares outstanding
 for basic and diluted                              2,509,147         2,509,147         2,509,147         2,509,147

Selected Balance Sheet Data:

                                                   (unaudited)
                                                      Jun 30            Dec 31
                                                       2004              2003
                                                    ---------         ---------
Current assets                                      1,543,475         1,512,830
Total assets                                        2,690,045         2,734,197
Current liabilities                                   851,371           778,289
Total liabilities                                   1,073,055         1,044,310
Stockholders' equity                                1,616,990         1,689,887



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